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                                                                       EXHIBIT 5

                                                                 August 31, 1998

Schlumberger Limited
277 Park Avenue
New York, New York 10172-2065

Ladies and Gentlemen:

          In connection with the Registration Statement on Form S-8 (the "Registration Statement") being filed by Schlumberger Limited, a corporation organized under the laws of the Netherlands Antilles (the "Company"), with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to 2,300,000 shares of common stock of the Company, par value $.01 per share ("Common Stock"), that may be issued pursuant to the following plans: (i) 1997 Long-Term Incentive Plan of Camco International Inc., (ii) Long-Term Incentive Plan of Camco International Inc., (iii) Production Operators Corp. 1992 Long-Term Incentive Plan, (iv) Camco 1996 Savings Related Share Option Scheme and (v) Camco International Inc. Amended and Restated Stock Option Plan for Nonemployee Directors (collectively, the "Plans"), certain legal matters in connection with those shares of Common Stock are being passed on for the Company by me. At your request, this opinion is being furnished for filing as Exhibit 5 to the Registration Statement.

          In my capacity as Deputy General Counsel of the Company, I have examined the Registration Statement, the Plans, the Company's Deed of Incorporation and Bylaws, each as amended to date, and the originals, or copies certified or otherwise identified, certain resolutions of the Board of Directors and stockholders of the Company and other corporate records of the Company, certificates, statements or other representations of public officials and of representatives of the Company, statutes and other instruments and documents as a basis for the opinions hereinafter expressed. In connection with this opinion, I have relied on certificates, statements or other representations of officers of the Company with respect to the accuracy of material factual matters contained in or covered thereby.

          Based on and subject to the foregoing, I am of the opinion that on the issuance of shares of Common Stock pursuant to the provisions of the respective Plans for consideration at least equal to the par value of those shares, those shares of Common Stock will be duly authorized by all necessary corporate action on the part of the Company, validly issued, fully paid and nonassessable.


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Schlumberger Limited               -2-                          August 31, 1998


          I am a member of the State Bar of New York and the District of Columbia, and I am not admitted to practice in, nor do I hold myself out as an expert on the laws of, the Netherlands Antilles. I have, however, consulted with the law firm of Smeets Thesseling Van Bokhorst Spigt, which is qualified to practice in the Netherlands Antilles and which I consider an expert on the laws of such jurisdiction. Insofar as the opinion expressed above involves conclusions as to matters governed by the laws of the Netherlands Antilles, I am relying on the opinion of such counsel.

          I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the caption "Experts" in the Registration Statement.

                              Very truly yours,

                              /s/ Ellen S. Summer
                              -----------------------------
                              Ellen S. Summer